                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ShowCase Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                       4115 Highway 52 North, Suite 300
                        Rochester, Minnesota 55901-0144
                           Telephone (507) 288-5922

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 3, 2000

                               ----------------

   The Annual Meeting of Shareholders of Showcase Corporation (the "Company") will be held August 3, 2000, at 3:30 p.m. (Central Standard Time) at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, MN 55402 for the following purposes:

  1. To elect one Class I director to serve until the 2003 Annual Meeting of Shareholders.

  2. To act upon any other business that may properly come before the meeting and any adjournment thereof.

   The Board of Directors has fixed the close of business on June 12, 2000, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

   You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board Of Directors

                                          /s/ Craig W. Allen
                                          Craig W. Allen
                                          Chief Financial Officer and
                                           Secretary

Dated: June 29, 2000

                         [LOGO OF ShowCase Corporation]

                        4115 Highway 52 North, Suite 300
                        Rochester, Minnesota 55901-0144
                            Telephone (507) 288-5922

                               ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 3, 2000

                               ----------------

                     SOLICITATION AND REVOCABILITY OF PROXY

   This Proxy Statement is furnished to the shareholders of Showcase Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 2000 Annual Meeting of Shareholders of the Company to be held on August 3, 2000, at 3:30 p.m. (Central Standard Time) at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, MN 55402, or at any adjournment(s) thereof (the "2000 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according to the instructions given therein or, if no instruction is given, then according to their judgment. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

   The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies personally, by telephone or by special letter.

   So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

   A copy of the Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended March 31, 2000, is being furnished to each shareholder with this Proxy Statement.

   The principal executive offices of the Company are 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is June 29, 2000.

                      RECORD DATE AND VOTING OF SECURITIES

   The Common Stock of the Company, $.01 par value, is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on June 12, 2000, are entitled to receive notice of, and to vote at, the 2000 Annual Meeting. At the close of business on June 12, 2000, a total of 10,568,873 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.

                       PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

   The Company's Amended and Restated Bylaws provide that the directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the first class of directors will expire at the annual meeting of shareholders in 2000, the term of office of the second class of directors will expire at the annual meeting of shareholders in 2001 and the term of office of the third class of directors will expire at the annual meeting of shareholders in 2002. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected to hold office for a term of three consecutive years. Each director of the corporation shall serve until such director's successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

   Vacancies in the Board of Directors occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum, and newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors may be filled by a two-thirds vote of the directors serving at the time of such increase; each director so chosen shall be a director until such director's successor is elected by the shareholders at their next regular or special meeting.

   At the 2000 Annual Meeting, the term of office of William Binch will expire. Mr. Binch has been nominated to be elected to the Board of Directors for an additional three-year term, which will expire at the annual meeting of shareholders in 2003. The Board of Directors recommends that the shareholders elect Mr. Binch as director of the company for the ensuing three-year period. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Binch, unless otherwise directed. Mr. Binch has indicated a willingness to serve, but in case he is not a candidate at the meeting, which is not presently anticipated, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the directors of the Company is set forth in the table below.

                                                             Director Expiration
   Name                                                  Age  Since    of Term
   ----                                                  --- -------- ----------
   William B. Binch.....................................  60   1999      2000
   Kenneth H. Holec.....................................  45   1993      2001
   Promod Haque.........................................  52   1992      2001
   C. McKenzie Lewis III................................  53   1994      2002
   Jack Noonan..........................................  52   1995      2002

   William B. Binch has been a director since 1999. Mr. Binch was senior vice president of worldwide operations for Hyperion Solutions from July 1997 to May 1999. Prior to Hyperion, he was a senior executive for Business Objects and Prism, two business intelligence and data-warehousing companies. In addition, Mr. Binch served as vice president of strategic accounts at Oracle Corporation and has held sales and management positions at IBM, Itel and Fortune. He also is a director of five other technology companies: Market-Touch, On-Link Technology, seeCommerce, Adflight, and Closedloop Solutions.

   Kenneth H. Holec has been President and Chief Executive Officer and a member of the Board of Directors of the Company since November 1993. From 1985 to 1993, Mr. Holec was president and chief executive officer of Lawson Software, a provider of high-end financial and human resource management software solutions. Currently, Mr. Holec is a director of IntraNet Solutions, Inc., a maker of Web-based document management products for corporate intranets.

   Promod Haque has been a director of the Company since March 1992. Dr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently managing general partner of Norwest Venture Partners VIII & VII, general partner of Norwest Venture Partners VI and general partner of Norwest Equity Partners V & IV. Dr. Haque is a director of Extreme Networks, Inc., On Display, Primus Knowledge Solutions, Redback Networks, Annuncio Software and several privately held companies.

   C. McKenzie Lewis III has been a director of the Company since June 1994. Mr. Lewis is president of Sherpa Partners LLC, an investment and management company, and the managing general partner of Minnesota Management Partners, L.P., a venture capital fund. From 1986 through 1995 he was the president and chief executive officer of Computer Network Technology Corporation, a developer and manufacturer of high performance extended channel networking systems.

   Jack Noonan has been a director of the Company since February 1995. Mr. Noonan has been president and chief executive officer and a director of SPSS Inc., a statistical software products company, since January 1992. Mr. Noonan was president and chief executive officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. From 1985 to 1990, Mr. Noonan was vice president of the Product Group of Candle Corporation, a developer of IBM mainframe system software.

   The Board of Directors recommends a vote FOR Mr. Binch.

Board Meetings

   During the fiscal year ended March 31, 2000, the Board of Directors met on nine occasions and adopted resolutions by unanimous written consent on five additional occasions.

Committees

   The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the results and scope of the Company's audit and other accounting related services and reviews the Company's accounting practices and systems of internal accounting controls. Messrs. Haque, Lewis and Noonan are members of the Audit Committee. The Compensation Committee makes recommendations to the Board of Directors concerning executive compensation and administers the stock option plans. Messrs. Haque and Lewis are members of the Compensation Committee. The Audit Committee met once and the Compensation Committee adopted resolutions by unanimous written consent on two occasions during the fiscal year ended March 31, 2000.

Attendance at Board and Committee Meetings

   No director of the Company attended fewer than 75% of all board and committee meetings.

Compensation of Directors

   The Company does not currently pay any compensation to directors for serving in that capacity, but the Company does reimburse directors for out-of-pocket expenses incurred in attending board meetings. Mr. Binch provides consulting services to the Company and receives $3,000 per month. The Board of Directors has the discretion to grant options to non-employee directors pursuant to the Company's stock option plans. Each of Messrs. Lewis and Noonan currently hold options to purchase 45,000 shares of the Company's Common Stock. Mr. Binch currently holds options to purchase 50,000 shares of the Company's Common Stock.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of May 15, 2000, certain information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

                                             Amount and
                                              Nature of   Percent   Shares
                                             Beneficial     of    Subject to
Name and address of Beneficial Owner (1)    Ownership (2)  Class  Options (2)
----------------------------------------    ------------- ------- -----------
Promod Haque and Norwest Equity Partners...   2,812,312    26.6         --
  245 Lytton Avenue, Suite 250
  Palo Alto, California 94301 (3)
David G. Wenz..............................     910,000     8.6         --
  2924 Salem Point Dr. S.W.
  Rochester, Minnesota 55902 (4)
Dennis Semerad.............................     856,960     8.1         --
  1717 Northern Viola Lane, N.W.
  Rochester, Minnesota 55906 (5)
Wayne W. Mills                                  800,000     7.6         --
  The Colonnade, Suite 290, 5500 Wayzata
   Boulevard
  Golden Valley, Minnesota 55436 (6)
Kenneth H. Holec (7).......................     829,448     7.8      31,290
Jonathan P. Otterstatter (8)...............     163,205     1.5     103,416
Kevin R. Potrzeba..........................      36,000       *      36,000
Patrick Dauga..............................      34,000       *      34,000
Jack Noonan................................      33,020       *      33,020
C. McKenzie Lewis III......................      33,020       *      33,020
Theresa Z. O'Neil..........................      13,333       *      13,333
William B. Binch...........................      11,458       *      11,458
All directors and executive officers as a
 group (11 persons)........................   4,043,558    37.0     351,887

--------
*  Less than 1% of the outstanding shares of Common Stock.
(1) The address of each executive officer of the Company is 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144.
(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 15, 2000 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(3) Dr. Haque's beneficial ownership includes 1,895,028 shares held by Norwest Equity Partners IV, L.P. and 917,284 shares held by Norwest Equity Partners V, L.P. Dr. Haque, one of the Company's directors, is a general partner of Norwest Equity Partners IV and a general partner of Norwest Equity Partners V. Dr. Haque shares voting and dispositive power of the shares held by the Norwest funds with other general and managing partners of the Norwest funds. Dr. Haque disclaims beneficial ownership of shares held by Norwest Equity Partners, IV, L.P. and Norwest Equity Partners V, L.P.
(4) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000.
(5) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000. Mr. Semerad's beneficial ownership includes 20,000 shares registered in the name of Mr. Semerad's wife, Rita
     M. Semerad.
(6) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2000.
(7) Mr. Holec's beneficial ownership includes 150,000 shares registered in the name of Kenneth H. Holec 1999 Trust and 3,738 shares registered in the name of each of Mr. Holec's three minor children.
(8) Mr. Otterstatter's beneficial ownership includes 17,000 shares registered jointly with Pamela Otterstatter, Mr. Otterstatter's wife, and 1,000 shares registered in the name of each of Mr. Otterstatter's three minor children.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Company's Compensation Committee (the "Committee") was established in 1999 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

   The Company's executive compensation program is designed to accomplish several goals, including:

  .  To attract, retain, and motivate employees of outstanding ability.

  . To link changes in employee compensation to individual and corporate performance.

  . To align the interests of management with the interests of the Company's shareholders.

   General Compensation Policy. The Company's executive compensation program consists of three components: base salary, annual incentive bonus, and long-term incentives in the form of stock options. The program includes a strong link between pay and performance by emphasizing variable components of the program through annual incentive bonus and stock options. The annual incentive bonus is an integral part of the program, providing a means for total executive compensation to adjust from the low to middle range of compensation for comparable-sized software companies as appropriate based on the individual's and the Company's performance. In the past, the Company has typically paid a portion of the available annual incentive bonus to each executive, which has generally resulted in total executive compensation falling in the low to midrange of compensation at comparable companies.

   Base salary. The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size publicly held software companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of comparable competitive compensation data.

   Annual Cash Incentive Bonuses. Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. At the beginning of each fiscal year, the Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the competitive ranges for comparable positions at similar-size publicly held software companies. The total potential bonus for each executive is based upon performance objectives as appropriate for that executive's area of responsibility. These objectives include financial performance of the Company and individual performance objectives. The results from the respective areas of responsibility for each executive are evaluated against financial and individual performance objectives, to determine a payout level as a percentage of the annual incentive target. In recent years, incentive payouts have generally averaged 15--50% of the executives' base salary.

   Long-Term Incentive Compensation (Stock Options). Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, including an assessment of the vesting of prior awards of stock option grants.

   Compensation of Chief Executive Officer. Mr. Holec has served as the Chief Executive Officer of the Company since 1993. Mr. Holec's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Holec's salary for fiscal 2000, the Committee considered competitive information for similar sized companies provided by an independent compensation survey and the Company's financial performance. Each fiscal year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and operating income.

   Tax Limitation. As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 2001 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

   The cash compensation paid to the Company's executive officers for the fiscal 2000 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2001 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS
                                          -- William B. Binch
                                          -- Promod Haque
                                          -- C. McKenzie Lewis III

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.

Stock Performance Graph

   The following graph compares the cumulative total shareholder return on the Company's Common Stock between June 30, 1999 (the date the Company's Common Stock commenced public trading) and March 31, 2000 with the cumulative total return of the Nasdaq Stock Market Total Return Index-U.S. Companies (the "Nasdaq Stock Market-U.S. Index") and the Standard & Poors Computers-Software & Services Index (the "S& P Computers-Software & Services Index") over the same period. This graph assumes $100 was invested on June 30, 1999 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                 COMPARISON OF 9-MONTH CUMULATIVE RETURN AMONG
          SHOWCASE CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX AND
                    THE S & P COMPUTERS--SOFTWARE & SERVICES

                                                     6/99       3/00
                                                     ----       ----
           SHOWCASE CORPORATION                     $100     $104.35
           NASDAQ STOCK MARKET (U.S.)                100      169.86
           S&P COMPUTERS - SOFTWARE & SERVICES       100      137.41

   The Company effected its initial public offering on June 29, 1999 at a per share price of $9.00. The graph above, however, commences with the closing price of $8.625 per share on June 30, 1999, the date the Company's Common Stock commenced public trading. The closing price of the Company's Common Stock on the Nasdaq National Market on March 31, 2000 was $9.00 per share.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

   Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following table sets forth the compensation paid by the Company for services rendered during the two (2) fiscal years ended March 31, 2000 for the Company's Chief Executive Officer and for each of the other four (4) most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                       Long Term
                                         Annual       Compensation
                                      Compensation       Awards
                                    ----------------- ------------
                                                         Shares
                             Fiscal                    Underlying   All Other
Name and Principal Position   Year   Salary   Bonus     Options    Compensation
---------------------------  ------ -------- -------- ------------ ------------
Kenneth H. Holec............  2000  $228,000 $ 48,500       --      $ 6,029(3)
  President and Chief
   Executive Officer........  1999   205,000  127,625   200,000       4,245(3)
Patrick Dauga...............  2000   183,067   59,377       --       45,262(4)
  Executive Vice President,
   Worldwide Field
   Operations...............  1999   180,654   92,053    30,000      45,275(4)
Kevin R. Potrzeba...........  2000   145,000   58,512       --        8,919(3)
  Vice President, North
   America Sales............  1999   135,000  109,476    20,000       4,245(3)
Jonathan P. Otterstatter....  2000   156,250   16,500       --        7,632(3)
  Executive Vice President,
   Technology Services......  1999   126,000   40,100    60,000       4,245(3)
Roger E. Bottum.............  2000   168,381    9,833       --        4,862(3)
  Vice President, Marketing
   (1)......................  1999   109,375   13,125   135,000       2,995(3)
Theresa Z. O'Neil...........  2000    66,667    2,133   100,000       2,053(3)
  Vice President, Marketing
   (2)

--------
(1) Mr. Bottum is no longer an executive officer of the Company. His annual salary as of October 31, 1999, his date of termination, was $175,000.
(2) Ms. O'Neil joined the Company in November 1999. Her annual salary as of March 31, 2000 was $160,000.
(3) Includes amounts which, at the recipient's discretion, may be allocated toward our 401(k) plan or toward medical premiums, medical expense reimbursement or dependent care expense reimbursement on a pre-tax basis under the Company's flexible benefit plan.
(4) Includes amounts the Company pays for health insurance and retirement benefits.

   The following table summarizes stock options granted to each of the Named Executive Officers during fiscal year ended March 31, 2000. The Company granted no stock appreciation rights ("SARs") during the fiscal year 2000.

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                Realizable
                                                                                 Value at
                                                                              Assumed Annual
                                                                              Rates of Stock
                                      Percent of                                   Price
                                        Total                                  Appreciation
                                       Options                                For Option Term
                                      Granted to                                    (1)
                           Options   Employees in     Exercise     Expiration ---------------
Name                     Granted (#) Fiscal Year  Price ($/Sh) (2)    Date      5%      10%
----                     ----------- ------------ ---------------- ---------- ------- -------
Theresa Z. O'Neil....... 100,000 (3)  26.3% (4)        $3.875      11/1/2009  243,697 617,575

--------
(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels, or at any other defined level.
(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Compensation Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.
(3) This option vests over a five-year period beginning on the grant date of November 1, 1999.
(4) Percentage calculations based on total options granted to officers and employees in fiscal year 2000..

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values
                       (Fiscal year ended March 31, 2000)

   The following table summarizes the value of unexercised stock options held by the Company's Named Executive Officers at fiscal year 2000.

                                                       Number of Unexercised     Value of Unexercised
                            Shares                       Options at Fiscal      In-the-Money Options at
                          Acquired on                      Year-End (#)         Fiscal Year-End ($) (2)
                           Exercise       Value      ------------------------- -------------------------
Name                          (#)     Realized $ (1) Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -------------- ----------- ------------- ----------- -------------
Ken H. Holec............    47,351       176,170       15,645       171,681      101,079     1,070,272
Patrick Dauga...........       --            --        32,000        68,000      226,840       413,260
Kevin R. Potrzeba.......    10,000        70,450       34,666        65,334      263,171       443,429
Jonathan P. Ottersatter.     5,000        35,225       99,416        60,584      814,876       343,474
Theresa Z. O'Neil.......       --            --         6,666        93,334       34,163       478,337

--------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.
(2) Based on the difference between the closing price of the Company's Common Stock as reported on The Nasdaq National Market on March 31, 2000 ($9.00) and the option exercise price per share multiplied by the number of shares subject to the option. An in-the-money option is an option that has an exercise price for the Common Stock that is lower than the fair market value of the Common Stock on a specified date.

Employment Agreements

   The Company entered into an employment agreement with Kenneth H. Holec, our President and Chief Executive Officer, on November 22, 1993 that governs Mr. Holec's employment with the Company. The agreement establishes Mr. Holec's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the Company's stock option plans. The initial employment term was one year. Mr. Holec's employment term is automatically renewed for additional one-year terms, unless either the Company or Mr. Holec provide written notice that the employment agreement will not be renewed to the other party at least 30 days prior to the expiration of any one-year employment term. The Company may also terminate Mr. Holec's employment without cause if the Company gives him written notice 30 days before such termination. If the Company does not renew the agreement or terminates his employment without cause, Mr. Holec is entitled to severance pay equal to six months' salary plus salary for six additional months or until he finds full-time employment.

   The Company also entered into an employment agreement with Patrick Dauga, currently the Company's Executive Vice President, Worldwide Field Operations, on March 17, 1998. The agreement establishes Mr. Dauga's minimum compensation level and eligibility for salary increases, bonuses, benefits and option grants. The Company may terminate Mr. Dauga's employment agreement if the Company gives him written notice twelve months prior to termination. The Company may terminate his employment immediately without notice if the Company pays Mr. Dauga his remaining base salary, targeted commissions, bonus and fringe benefits. Mr. Dauga may terminate his employment agreement if he provides the Company written notice three months prior to such termination.

   Under the terms of the Company's offer letter dated October 28, 1999 to Ms. O'Neil, the Company's Vice President, Marketing, and the Company's offer letter dated August 23, 1996 to Mr. Potrzeba, the Company's Vice President, North America Sales, upon termination of employment without cause, each of Ms. O'Neil or Mr. Potrzeba is entitled to base salary for six months or until Ms. O'Neil or Mr. Potrzeba has obtained permanent employment elsewhere, if sooner. In addition, under the Company's guidelines for severance pay for executives, Mr. Otterstatter also is entitled to base salary for six months or until he has obtained permanent employment elsewhere, if sooner. In the case of Mr. Potrzeba, if after six months he has been unable to obtain employment elsewhere and the Company believes he has made a good faith effort to do so, the Company will continue to pay Mr. Potrzeba his base salary for an additional six months or until he has obtained full-time employment elsewhere, if sooner. Neither Mr. Potrzeba nor Ms. O'Neil is entitled to salary continuance if he or she voluntarily terminates his or her employment with the Company for any reason other than a change in control that results in a substantial change in the scope of his or her employment responsibilities or job location.

   The Company and Mr. Potrzeba entered into a letter agreement dated April 27, 2000 under which the Company agreed to pay Mr. Potrzeba the balance of his base salary through March 31, 2001 in the event Mr. Potrzeba's employment is terminated prior to such date. Amounts payable under this agreement, if any, are in addition to amounts payable under Mr. Potrzeba's offer letter described above.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

   Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than April 5, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 as filed with the Securities and Exchange Commission is furnished with this Proxy Statement. Copies of that Report are also available without charge upon written request to Showcase Corporation, 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144, to the attention of Craig W. Allen, Chief Financial Officer.

   Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                          By Order of the Board Of Directors

                                          /s/ Kenneth H. Holec
                                          Kenneth H. Holec
                                          President

Dated: June 29, 2000


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